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                                                                    Exhibit 23.5


                         [LETTERHEAD OF IT CORPORATION]


                                                                   April 4, 2000

Tenaska Georgia Partners, L.P.
1044 N. 115 Street
Suite 400
Omaha, Nebraska 68154-4446

Re:      TENASKA GEORGIA PARTNERS, L.P.
         $275,000,000 9.50% SENIOR SECURED BONDS DUE 2030

Ladies and Gentlemen:

This letter is furnished relating to the exchange by Tenaska Georgia Partners, L.P. (the "Registrant") of $275,000,000 principal amount of unregistered 9.50% Senior Secured Bonds due 2030 (the "Old Bonds") for $275,000,000 of registered 9.50% Senior Secured Bonds due 2030 (the "New Bonds"), as more fully described in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by the Registrant (the "Prospectus") and prepared in connection with the issuance of the New Bonds.

EMCON was retained by the Registrant to conduct an environmental site assessment of the facility site as described in the Prospectus. We hereby consent to references to EMCON and our Phase I Environmental Site Assessment in the Prospectus under the headings "Prospectus Summary--The Project" and "--Independent Engineer's Report," "Energy Regulation--Environmental Regulation" and "Experts."

Sincerely,


IT EMCON


/s/
--------------------
Gary R. Sirota, M.Sc.
Director, South Area
EH & S Management Services